Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Warner Music Group Corp.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our audit report refers to a change in method of accounting for revenue recognition.

/s/ KPMG LLP

New York, New York

May 26, 2020